Herc Holdings Reports 2020 Third Quarter and Nine Months Results

2020 Third Quarter Highlights and Updated Guidance
–Equipment rental revenue was $402.3 million and total revenues were $456.7 million
–Net income was $39.9 million, or $1.35 per diluted share
–Adjusted EBITDA was $196.7 million; adjusted EBITDA margin improved 190 bps to 43.1%
–Full year 2020 adjusted EBITDA guidance was raised to a range of $655 million to $675 million from a range of $625 million to $650 million

Bonita Springs, Fla., October 22, 2020 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2020. Equipment rental revenue was $402.3 million and total revenues were $456.7 million in the third quarter of 2020, compared to $459.6 million and $508.1 million, respectively, for the same period last year. The Company reported net income of $39.9 million, or $1.35 per diluted share, in the third quarter of 2020, compared to $9.4 million, or $0.32 per diluted share, in the same 2019 period. Third quarter 2020 adjusted net income was $39.8 million, or $1.35 per diluted share, compared to $43.2 million, or $1.48 per diluted share, in 2019. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"Volume improved sequentially throughout the third quarter as many of our markets steadily recovered from the impact of COVID-19 and normal seasonality returned to the business," said Larry Silber, president and chief executive officer. "We continued to improve adjusted EBITDA margin as our operating efficiency and cost control initiatives reduced third quarter costs compared to the prior year. Despite the challenging business environment, our customer and industry diversification strategy continued to demonstrate the resilience of our business model.
"We continue to adhere to the Centers for Disease Control and Prevention's guidelines in our operations and interactions with customers and adapt to more stringent municipal and state mandates. Our highest priority is to ensure the health and safety of our team members and customers," Silber added.

2020 Third Quarter Highlights

•Equipment rental revenue was $402.3 million compared to $459.6 million in the prior-year period. While the COVID-19 business slowdown impacted volume and pricing, monthly results continued to improve sequentially throughout the third quarter.

•Total revenues were $456.7 million compared to $508.1 million in the prior-year period. The year-over-year decline of $51.4 million was related primarily to lower equipment rental revenue, offset by an increase in the sales of rental equipment of $9.9 million.

•Pricing declined 0.8% compared to the same period in 2019.

•Dollar utilization was 37.6% compared with 40.8% in the prior-year period, reflecting lower volume, fleet mix and pricing.

•Direct operating expenses (DOE) of $169.4 million decreased 14.3% compared to the prior-year period. The $28.3 million decline reflected savings in nearly every category of expense, and was primarily related to lower re-rent expense, personnel-related costs, and transportation and maintenance expense.

•Selling, general and administrative expenses (SG&A) declined 19.9% to $61.0 million in 2020 compared to $76.2 million in the prior-year period. The $15.2 million decline was primarily attributed to reductions in selling and travel expenses, as well as lower bad debt expense due to continued improvement in collections.

•Interest expense decreased to $22.4 million compared to $81.9 million in the prior-year period. The decrease was primarily related to the $53.6 million debt extinguishment expense related to the refinancing of the Company's Notes and ABL Credit Facility in 2019, and lower interest expense related to lower balances of the Company's ABL Credit Facility in 2020.

•The income tax provision was $11.7 million compared with a tax benefit of $4.2 million for the same period last year.

•The Company reported net income of $39.9 million compared to $9.4 million in the prior-year period. Adjusted net income was $39.8 million compared to $43.2 million in the prior-year period.

•Adjusted EBITDA declined 6.1% to $196.7 million compared to $209.4 million in the prior-year period. The decrease was primarily due to lower volume and pricing.

•Adjusted EBITDA margin increased 190 basis points to 43.1% compared with 41.2% in the prior-year period.

2020 Nine Months Highlights

•Equipment rental revenue was $1,116.4 million compared to $1,244.8 million in the comparable prior-year period. The 10.3% or $128.4 million decline was primarily due to lower volume related to the impact of COVID-19.

•Total revenues were $1,260.9 million compared to $1,458.9 million in the prior-year period. The economic slowdown related to the COVID-19 pandemic impacted all of the Company's revenue streams in 2020. Lower equipment rental revenue and sales of rental equipment were the primary factors contributing to the 13.6%, or $198.0 million, decline compared to the prior-year period.

•Pricing increased 0.4% compared to the same period in 2019.

•Dollar utilization was 34.7% compared with 38.1% in the prior year, primarily a result of lower volume, mix and flat pricing.

•DOE fell 12.5%, or $72.0 million, to $503.3 million, compared to the prior-year period. The decline was primarily related to lower personnel-related expense as a result of furloughs, lower overtime expense and lower transportation and maintenance costs.

•SG&A decreased 15.2% to $187.6 million compared to $221.2 million in the prior-year period. The $33.6 million decline was primarily attributed to reductions in selling and travel expenses, as well as lower bad debt expense due to continued improvement in collections.

•The Company recorded restructuring expense of $0.7 million primarily related to personnel reductions compared with $7.8 million in the prior-year period associated with closures of underperforming branches.

•Impairment expense was $9.5 million and consisted of the partial impairment of a long-term receivable related to the sale of a former joint venture, the closure of two branch locations last year, and the sale of two locations in the third quarter of 2020. There was no impairment expense in the 2019 comparable period.

•Interest expense decreased to $70.1 million compared to $146.4 million in the prior-year period. The decrease was primarily related to the $53.6 million debt extinguishment expense in 2019, lower average outstanding balances on the Company's ABL Credit Facility, and lower rates on the Company's 2027 Notes in 2020.

•Income tax provision was $10.9 million compared with a benefit of $2.0 million for the same period last year.

•The Company reported net income of $38.2 million compared to $12.4 million in the prior-year period. The adjusted net income was $48.2 million compared to $52.8 million in the prior-year period.

•Adjusted EBITDA declined 6.2% to $493.7 million compared to $526.6 million in the prior-year period. The decline was primarily due to lower volume.

•Adjusted EBITDA margin increased 310 basis points to 39.2% compared with 36.1% in the prior-year period.

Capital Expenditures - Fleet

•The Company reported net fleet capital expenditures of $159.1 million for the nine months of 2020. Gross fleet capital expenditures were $273.2 million compared with $506.7 million in the comparable prior-year period. Proceeds from disposals were $114.1 million compared with $156.9 million last year. See page A-5 for the calculation of net fleet capital expenditures.

•As of September 30, 2020, the Company's total fleet was approximately $3.73 billion at OEC.

•Average fleet at OEC decreased year-over-year by 4.5% in the third quarter and by 1.1% for the nine months compared to the prior-year periods.

•Average fleet age was 47 months as of September 30, 2020 compared with 44 months in the comparable prior-year period.

Disciplined Capital Management

•The Company generated $252.4 million in free cash flow in the nine months of 2020, compared with $65.5 million in the same period in 2019.

•Cash and cash equivalents were $53.8 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.3 billion of liquidity, as of September 30, 2020. Net debt was $1.8 billion as of September 30, 2020, with net leverage of 2.5x compared to 3.0x in the same prior-year period.

Outlook for the Year

The Company raised adjusted EBITDA guidance for the full year.

	Old	New
Adjusted EBITDA:	$625 million to $650 million	$655 million to $675 million
Net fleet capital expenditures:	$190 million to $210 million	$190 million to $210 million

"Our improving efficiency in the third quarter reflects our ability to manage through challenging times," said Silber. "We currently estimate fourth quarter fleet on rent is likely to decline approximately 4% to 6% and rental revenue to decline approximately 6% to 8% year-over-year. Adjusted EBITDA margin for the fourth quarter and full year should improve versus the comparable prior-year periods. Our strong free cash flow position for the nine-month period ending September 30, 2020, is already substantially higher than the amount we generated for the full year 2019, and should continue to improve during the remainder of the year. With reduced leverage and ample liquidity, we are well positioned for 2021.

"I'm proud of what our Herc team members have accomplished year to date. We know we have to prove ourselves every day and we are committed to helping our customers operate efficiently, effectively and safely," he added.

Earnings Call and Webcast Information

Herc Holdings' third quarter 2020 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 8030644. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number: 10147636.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 270 locations in North America. With over 55 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsR, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,700 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2019 total revenues were approximately $2.0 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy; projected profitability, performance or cash flows, future capital expenditures, anticipated financing needs, business trends, the impact of and our response to COVID-19, liquidity and capital management and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Equipment rental	$402.3	$459.6	$1,116.4	$1,244.8
Sales of rental equipment	45.3	35.4	116.7	171.8
Sales of new equipment, parts and supplies	6.2	10.0	20.2	34.1
Service and other revenue	2.9	3.1	7.6	8.2
Total revenues	456.7	508.1	1,260.9	1,458.9
Expenses:
Direct operating	169.4	197.7	503.3	575.3
Depreciation of rental equipment	101.9	102.7	303.7	303.6
Cost of sales of rental equipment	46.3	36.7	118.3	170.2
Cost of sales of new equipment, parts and supplies	4.4	7.2	14.6	25.8
Selling, general and administrative	61.0	76.2	187.6	221.2
Restructuring	—	—	0.7	7.8
Impairment	—	—	9.5	—
Interest expense, net	22.4	81.9	70.1	146.4
Other expense (income), net	(0.3)	0.5	4.0	(1.8)
Total expenses	405.1	502.9	1,211.8	1,448.5
Income before income taxes	51.6	5.2	49.1	10.4
Income tax benefit (provision)	(11.7)	4.2	(10.9)	2.0
Net income	$39.9	$9.4	$38.2	$12.4
Weighted average shares outstanding:
Basic	29.2	28.7	29.1	28.7
Diluted	29.5	29.1	29.3	29.1
Earnings per share:
Basic	$1.37	$0.33	$1.31	$0.43
Diluted	$1.35	$0.32	$1.30	$0.43

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$53.8	$33.0
Receivables, net of allowance	293.3	306.7
Other current assets	37.9	60.0
Total current assets	385.0	399.7
Rental equipment, net	2,345.5	2,490.0
Property and equipment, net	289.0	311.8
Right-of-use lease assets	240.7	207.3
Goodwill and intangible assets, net	383.0	385.1
Other long-term assets	18.8	23.1
Total assets	$3,662.0	$3,817.0

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$17.7	$30.4
Current maturities of operating lease liabilities	31.9	30.5
Accounts payable	132.7	126.5
Accrued liabilities	119.4	135.7
Total current liabilities	301.7	323.1
Long-term debt, net	1,827.9	2,051.5
Financing obligations, net	114.9	117.6
Operating lease liabilities	218.3	182.2
Deferred tax liabilities	469.5	459.3
Other long-term liabilities	43.2	39.0
Total liabilities	2,975.5	3,172.7
Total equity	686.5	644.3
Total liabilities and equity	$3,662.0	$3,817.0

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$38.2	$12.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	303.7	303.6
Depreciation of property and equipment	41.2	39.3
Amortization of intangible assets	5.8	5.2
Amortization of deferred debt and financing obligations costs	2.6	4.3
Loss on extinguishment of debt	—	53.6
Stock-based compensation charges	10.3	12.5
Restructuring	—	5.5
Impairment	9.5	—
Provision for receivables allowance	28.2	40.2
Deferred taxes	12.7	(5.6)
Loss (gain) on sale of rental equipment	1.6	(1.6)
Other	4.2	5.3
Changes in assets and liabilities:
Receivables	(14.5)	(37.0)
Other assets	(4.4)	2.8
Accounts payable	(1.9)	(1.6)
Accrued liabilities and other long-term liabilities	(13.2)	2.3
Net cash provided by operating activities	424.0	441.2
Cash flows from investing activities:
Rental equipment expenditures	(273.2)	(506.7)
Proceeds from disposal of rental equipment	114.1	156.9
Non-rental capital expenditures	(32.0)	(34.9)
Proceeds from disposal of property and equipment	4.2	5.0
Proceeds from disposal of business	15.3	—
Other	—	4.0
Net cash used in investing activities	(171.6)	(375.7)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,200.0
Repayments of long-term debt	—	(864.5)
Proceeds from revolving lines of credit and securitization	473.0	1,134.3
Repayments on revolving lines of credit and securitization	(694.7)	(1,465.5)
Proceeds from financing obligations	—	4.7
Principal payments under capital lease and financing obligations	(10.4)	(11.9)
Debt redemption premium payment	—	(41.5)
Other financing activities, net	—	(14.5)
Net cash used in financing activities	(232.1)	(58.9)
Effect of foreign exchange rate changes on cash and cash equivalents	0.5	0.1
Net increase (decrease) in cash and cash equivalents during the period	20.8	6.7
Cash and cash equivalents cash at beginning of period	33.0	27.8
Cash and cash equivalents at end of period	$53.8	$34.5

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$39.9	$9.4	$38.2	$12.4
Income tax provision (benefit)	11.7	(4.2)	10.9	(2.0)
Interest expense, net	22.4	81.9	70.1	146.4
Depreciation of rental equipment	101.9	102.7	303.7	303.6
Non-rental depreciation and amortization	15.5	14.9	47.0	44.5
EBITDA	191.4	204.7	469.9	504.9
Restructuring	—	—	0.7	7.8
Spin-Off costs	(0.1)	0.4	0.4	0.7
Non-cash stock-based compensation charges	5.4	4.3	10.3	12.5
Loss on disposal of business	—	—	2.8	—
Impairment	—	—	9.5	—
Other	—	—	0.1	0.7
Adjusted EBITDA	$196.7	$209.4	$493.7	$526.6

Total revenues	$456.7	$508.1	$1,260.9	$1,458.9
Adjusted EBITDA	$196.7	$209.4	$493.7	$526.6
Adjusted EBITDA margin	43.1%	41.2%	39.2%	36.1%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$39.9	$9.4	$38.2	$12.4
Loss on extinguishment of debt	—	53.6	—	53.6
Restructuring	—	—	0.7	7.8
Impairment	—	—	9.5	—
Loss on disposal of business	—	—	2.8	—
Spin-off costs	(0.1)	0.4	0.4	0.7
Other	—	—	0.1	0.7
Tax impact of adjustments(1)	—	(20.2)	(3.5)	(22.4)
Adjusted net income	$39.8	$43.2	$48.2	$52.8

Diluted shares outstanding	29.5	29.1	29.3	29.1

Adjusted earnings per diluted share	$1.35	$1.48	$1.65	$1.81
(1) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities. Additionally, the tax benefit of $6.3 million recognized in the three and nine month periods of 2019 related to the debt transactions.

NET RENTAL EQUIPMENT EXPENDITURES
Unaudited
(In millions)

	Nine Months Ended September 30,
	2020	2019
Rental equipment expenditures	$273.2	$506.7
Proceeds from disposal of rental equipment	(114.1)	(156.9)
Net rental equipment expenditures	$159.1	$349.8

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$424.0	$441.2

Rental equipment expenditures	(273.2)	(506.7)
Proceeds from disposal of rental equipment	114.1	156.9
Net rental equipment expenditures	(159.1)	(349.8)

Non-rental capital expenditures	(32.0)	(34.9)
Proceeds from disposal of property and equipment	4.2	5.0
Proceeds from disposal of business	15.3	—
Other	—	4.0
Free cash flow	$252.4	$65.5